LICENSE AGREEMENT

            This LICENSE AGREEMENT dated as of February 29, 2012, is entered into by and between Plug Power Inc. a Delaware corporation (“Licensor”) having its principal office at 968 Albany Shaker Road, Latham, New York 12110 and Hypulsion a French Société par Actions Simplifiée (“Licensee”) having its registered office at 6 rue Cognacq Jay, 75007 Paris, France;

WHEREAS, pursuant to a Master and Shareholders’ Agreement, dated January 24, 2012 (the “Master Agreement”), Licensor and Axane S.A. (“Axane”), agreed to form a joint venture company to develop certain hydrogen fuel cell systems for the European material handling market;

WHEREAS, pursuant to the Master Agreement, Licensor agreed to contribute a license to certain items of intellectual property in exchange for its ownership interest in the joint venture;

WHEREAS, pursuant to the Master Agreement, Axane has agreed to contribute a total amount of €5.5 million (payable in several installments) in funding in exchange for its ownership interest in the joint venture;

WHEREAS, subject to the terms and conditions of this License Agreement, Licensee desires and is willing to secure from Licensor, and Licensor desires and is willing to grant to Licensee a license exclusive in the Territory in and to certain Licensed IP (as defined below) that is owned by Licensor;

WHEREAS, the Parties hereby acknowledge the personal nature of this Agreement (“intuitu personae”), and that Licensor would not have entered into this Agreement under any circumstances but for the involvement of the Air Liquide group in the creation of an independent joint venture with Licensor; and

WHEREAS, the Master Agreement requires that this License Agreement be executed and delivered by the Parties and be incorporated into the Contribution and License Agreement (as such term is defined in the Master Agreement).

NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:

1.         Certain Defined Terms.  The following terms shall have the meanings set forth below and shall be controlling over any definition thereof contained in the Master Agreement:

1.1       “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition the term “control” shall mean ownership of at least fifty percent (50%) of the equity ownership or voting control of a Person. For purposes of this License Agreement, Axane and its Affiliates shall not be deemed to be “Affiliates” of Licensor; and Licensor and its Affiliates on one hand and Axane and its Affiliates (including for the avoidance of doubt Air Liquide) on the other hand shall not be deemed to be “Affiliates” of Licensee.

1.2          “Business” means owning, developing, selling, trouble shooting, using, repairing and maintaining integrated hydrogen fuel cell systems for the European material handling market defined as material handling products in Classes 1‑5.1

1.3          “Confidential Information” means, subject to the exceptions set forth below, any information or data, regardless of whether it is in tangible form, disclosed or otherwise made available under, or in connection with, this License Agreement by the Disclosing Party to Receiving Party, including manufacturing, financial, marketing or technical information such as specifications, manufacturing methods, price guidelines, future product releases, trade secrets, know-how, inventions, techniques, processes, programs, concepts, ideas, techniques, schematics, customer lists and sales and marketing plans, that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty (30) days of disclosure, provided, however, that, for the avoidance of doubt, reports and/or information related to or regarding a Disclosing Party’s business plans, strategies, technology and research and development shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified.  The Licensed Know-How and Source Code included in the Licensed Software shall be deemed Confidential Information of Licensor.  The terms of this License Agreement shall be considered to be Confidential Information of both Parties.  Notwithstanding the above, the non-disclosure obligations under this License Agreement applicable to Confidential Information would not apply to such information which: (a) was known to the Receiving Party prior to receipt from the Disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party, as demonstrated by competent evidence; (b) becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this License Agreement, wrongful act, fault or negligence by the Receiving Party or its employees; or (d) was independently developed by the Receiving Party, as demonstrated by competent evidence.

1.4          “Controlled” means, with respect to a Party and its relationship to Know-How, Patents, Copyrights or Software, that such Know-How, Patents, Copyrights or Software is either (a) owned by said Party or (b) held by said Party under license from a third party, where the Party has the ability to grant a sublicense to the other Party consistent with the license grants set forth in Article 3 hereof, without the need to obtain the consent of such third party or to pay to such third party any additional royalty or other consideration in respect of such sublicense to the other Party.

1.5          “Copyrights” means copyrights and related rights in original published and unpublished works of authorship fixed in a tangible medium of expression and related registrations and applications for registration in the United States Copyright Office or in any similar office or agency anywhere in the world.

1.6          “Disclosing Party” means the Party disclosing Confidential Information under this License Agreement.

1.7          “Effective Date” shall mean the Closing Date, as that term is defined in the Master Agreement.

1 Class 1: Electric Motor Sit-down Counterbalanced Truck; Class 2: Electric Motor Narrow Aisle Trucks; Class 3: Electric Motor Hand or Hand-Rider Trucks; Class 4: Internal Combustion Engine Trucks (Solid/Cushion Tires); Class 5: Internal Combustion Engine Trucks (Pneumatic Tires).

1.8          “Field” means the field of integrated hydrogen fuel cell systems for the material handling market defined as material handling products in Classes 1‑5.2

1.9          “Know-How” means all confidential, technical and/or proprietary information and knowledge, whether or not patentable and whether or not in written form, including, without limitation, information, inventions, procedures, assembly and operating instructions, specifications, tolerances, manufacturing processes, compositions, know-how, knowledge, discoveries, techniques, research in progress, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, blueprints, flow charts, models, prototypes, techniques, practices, manufacturing and design information, information regarding biological reagents, and financial, business, marketing, supplier, customer, and client information.

1.10       “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.11       “License Agreement” means this License Agreement, including without limitation all exhibits, schedules, and attachments hereto, and amendments to the foregoing.

1.12       “Licensed Copyrights” means any and all Copyrights which (a) would be infringed by, are otherwise necessary to the development and conduct of the Business in the Field and the Territory, or are otherwise commercialized by Licensor in products in the Field outside the Territory and (b) are Controlled by Licensor as of the Effective Date or which subsequently become Controlled by Licensor after the Effective Date.  Licensed Copyrights include, but are not limited to, the works of authorship listed in Schedule A hereto.

1.13       “Licensed Back Copyrights” means any and all Copyrights which (a) would be infringed by or are otherwise necessary to Licensor’s business, products, or services in the Field, or are otherwise commercialized by Licensee in products in the Field and (b) become Controlled by Licensee after the Effective Date.

1.14       “Licensed Documentation” means any and all end user documentation and technical documentation which is: (a) becomes Controlled by Licensor after the Effective Date, and (b) necessary to the development and conduct of the Business in the Field and the Territory or otherwise commercialized by Licensor in products in the Field outside the Territory.

1.15       “Licensed Back Documentation” means any and all end user documentation and technical documentation which is: (a) Controlled by Licensee as of the Effective Date or which subsequently becomes Controlled by Licensee after the Effective Date, and (b) would be infringed by or are otherwise necessary to Licensor’s business, products, or services in the Field, or are otherwise commercialized by Licensee in products in the Field.

1.16       “Licensed Back IP” means, collectively, any and all of the Licensed Back Copyrights, Licensed Back Software, Licensed Back Documentation, Licensed Back Know-How and Licensed Back Patents.

2 Class 1: Electric Motor Sit-down Counterbalanced Truck; Class 2: Electric Motor Narrow Aisle Trucks; Class 3: Electric Motor Hand or Hand-Rider Trucks; Class 4: Internal Combustion Engine Trucks (Solid/Cushion Tires); Class 5: Internal Combustion Engine Trucks (Pneumatic Tires).

1.17       “Licensed IP” means, collectively, any and all of the Licensed Copyrights, Licensed Software, Licensed Documentation, Licensed Know-How and Licensed Patents.

1.18       “Licensed Know-How” means any and all Know-How, including rights under applicable trade secret laws, which (a) would be infringed by, are otherwise necessary to the development and conduct of the Business in the Field and the Territory, or are otherwise commercialized by Licensor in products in the Field outside the Territory and (b) are Controlled by Licensor as of the Effective Date or become Controlled by Licensor after the Effective Date, including the manufacture, assembly, structure, design, operation, use, sale, repair, and maintenance thereof.  Licensed Know-How includes, but is not limited to, the Know-How listed in Schedule B hereto.

1.19        “Licensed Back Know-How” means any and all Know-How, including rights under applicable trade secret laws, which (a) would be infringed by or are otherwise necessary to Licensor’s business, products, or services in the Field, or are otherwise commercialized by Licensee in products in the Field and (b) become Controlled by Licensee after the Effective Date.

1.20        “Licensed Patents” means any and all Patents which (a) are Controlled by Licensor as of the Effective Date or subsequently become Controlled by Licensor after the Effective Date, and (b) would be infringed by, are otherwise necessary to the development and conduct of the Business in the Field and the Territory, or are otherwise commercialized by Licensor in products in the Field outside the Territory.  Licensed Patents are the “Patents” listed in Schedule C hereto, as that term is defined in Section 1.30.  The parties agree that any Patents that meet the criteria set forth in this section shall be deemed to be included in the list of Patents on Schedule C, and the parties shall execute amendments to this License Agreement to include such Patents on Schedule C.

1.21       “Licensed Back Patents” means any and all Patents (a) would be infringed by or are otherwise necessary to Licensor’s business, products, or services in the Field, or are otherwise commercialized by Licensee in products in the Field and (b) become Controlled by Licensee after the Effective Date.

1.22       “Licensed Product” means any and all products or services relating to the products that are within the Field and the Territory that, but for the licenses granted in Article 3 of this Agreement, would infringe the Licensed IP.

1.23       “Licensed Software” means, any and all software (including Source Code and Object Code) that (a) is Controlled by Licensor as of the Effective Date or subsequently becomes Controlled by Licensor after the Effective Date, and (b) would be infringed by, are otherwise necessary to the development and conduct of the Business in the Field and the Territory, or are otherwise commercialized by Licensor in products in the Field outside the Territory.  Licensed Software includes, but is not limited to, the Software listed in Schedule D hereto.

1.24        “Licensed Software Documentation” means any and all end user documentation and technical documentation (e.g., source code documentation and other technical documentation) which (a) is Controlled by Licensor as of the Effective Date or subsequently becomes Controlled by Licensor after the Effective Date, and (b) was or has been used or held for use with the Licensed Software.  Licensed Software Documentation includes, but is not limited to, the Software Documentation listed in Schedule E hereto.

1.25       “Licensor” shall have the meaning set forth in the Introductory Paragraph.

1.26       “Object Code” means computer software programs, assembled or compiled substantially or entirely in binary form, which are readable and usable by computer equipment, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

1.27       “Open Source Software” means any software that is licensed under a license agreement recognized as an “open source license” by the Open Source Initiative.

1.28       “Party” means Licensee or Licensor, individually, and “Parties” means Licensee and Licensor, collectively.

1.29       “Patents” means (a) patents and patent applications (which for the purposes of this License Agreement shall be deemed to include certificates of invention and applications for certificates of invention, provisional patent applications, letters patents, utility patents, and design patents), (b) all divisionals, continuations, request for continued examination applications, continuation-in-part applications, and other related or continuing patent applications of any patents or applications described in the foregoing clause (a) or this clause (b), (c) all patents issuing on any of the foregoing, (d) all registrations, grants, reissues, reexaminations, renewals, and supplemental protection certificates, including any term adjustments, restorations or extensions of any of the foregoing, (e) all other patents and patent applications of any type issued or filed anywhere in the world claiming priority in whole or in part to or from any of the foregoing, and (f) all international patents, utility models, invention registrations of any kind, and any other patent applications of any kind corresponding to any of the foregoing.

1.30        “Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

1.31        “Receiving Party” means the Party receiving Confidential Information under this License Agreement.

1.32        “Source Code” means the human readable representation of a computer program or designs written in any computer-programming language (e.g., VHDL, Verilog, Matlab, SPICE, C, C++, TCL, Perl, assembly code, etc.).

1.33        “Territory” shall mean the territories of Albania, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czec h Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Luxemburg, Republic of Macedonia, Malta, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, and United Kingdom.

1.34        “Third Party” means any Person other than Licensee, Licensor or an Affiliate of Licensee or Licensor.

2.            Rules of Interpretation and Construction.

2.1          In this License Agreement, except to the extent expressly provided otherwise:

(a)          The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” shall mean “any and all” unless otherwise clearly indicated by context.  Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.  Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

(b)          Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns permitted hereunder, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this License Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Schedules of this License Agreement.

(c)           Each Party hereto agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this License Agreement.

(d)           In the event of any conflict between this License Agreement and the Contribution and License Agreement, the terms of this License Agreement shall control.

3.         License Grants.

3.1        Patents and Know-How.  Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive (within the Territory, subject to the terms of Section 3.4), non-terminable (except as expressly permitted under Section 10), royalty-free, fully paid-up, personal, non-transferable (except as expressly permitted by Section 15.6) and non-sublicensable (except as expressly permitted by Section 3.7) right and license under the Licensed Patents and Licensed Know-How, only in the Field and only in the Territory, to make, have made on Licensee’s behalf, use, sell, have sold on Licensee’s behalf, offer for sale, have offered for sale on Licensee’s behalf, import and have imported on Licensee’s behalf Licensed Products, and the right to practice or have practiced on Licensee’s behalf the methods claimed in such Licensed Patents or Licensed Know-How in connection with such Licensed Products, including the future development and commercialization thereof.

3.2          Copyrights.  Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts an exclusive (within the Territory, subject to the terms of Section 3.4), non-terminable (except as expressly permitted under Section 10), royalty-free, fully paid-up, personal, non-transferable (except as expressly permitted by Section 15.6) and non-sublicensable (except as expressly permitted by Section 3.7) right and license under the Licensed Copyrights (excluding any Licensed Software), only in the Field and only in the Territory, to reproduce, display, distribute, modify and create derivative works and/or perform, or to have such acts performed for the benefit of Licensee, the works of authorship that are the subject matter of the Licensed Copyrights (excluding the Licensed Software) in each case in connection with a Licensed Product, including the future development and commercialization thereof.

3.3         Licensed Software.

(a)          Source License Grant.  Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts a non-transferable (except as permitted under Section 15.6), exclusive (within the Territory, subject to the terms of Section 3.4), non-terminable (except as expressly permitted under Section 10), royalty-free, fully paid-up, personal, and non-sublicensable (except as expressly permitted by Section 3.7) license, only in the Field and only in the Territory, to internally use, copy, modify, create derivative works of, and support the Source Code of the Licensed Software in connection with a Licensed Product, including the future development and commercialization thereof.

(b)          Object License Grant.  Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts a non-transferable (except as permitted under Section 15.6), exclusive (within the Territory, subject to the terms of Section 3.4), non-terminable (except as expressly permitted under Section 10), royalty-free, fully paid-up, personal, and non-sublicensable (except as expressly permitted by Section 3.7) license, only in the Field and only in the Territory, to: (a) use, reproduce, modify (including the right to create derivative works of), publicly perform, publicly display, and support the Object Code of the Licensed Software in connection with a Licensed Product, including the commercialization thereof and (b) to market, distribute and sublicense the right to use the Object Code of the Licensed Software in connection with a Licensed Product, including the future development and commercialization thereof.

(c)          Documentation License Grant.  Subject to the terms and conditions of this License Agreement, Licensor hereby grants to Licensee an exclusive (within the Territory, subject to the terms of Section 3.4), non-terminable (except as expressly permitted under Section 10), royalty-free, fully paid-up, personal, non-transferable (except as expressly permitted by Section 15.6) and non-sublicensable (except as expressly permitted by Section 3.7) right and license to use, reproduce, display, distribute and modify and create derivative works of all or any portion or portions of the Licensed Documentation for purposes of creating new versions of the Licensed Documentation and to distribute such Documentation for use in connection with the use of the applicable Licensed Software and corresponding Licensed Products.

(d)          Restrictions.  Except as otherwise permitted in this License Agreement, Licensee shall not modify, distribute, or otherwise use the Licensed Software in any manner that would require the disclosure or distribution of source code versions of the Licensed Software (“Source Code Disclosure”), other than any Open Source Software included in the Licensed Software.

3.4         Exclusivity.  Pursuant to the exclusive licenses granted under Sections 3.1 through 3.3 above (the “Licenses”) and the license back granted under Section 3.10, Licensor and its Affiliates are generally prohibited from making, having made, using, selling, having sold or importing Licensed Products in the Field and in the Territory under any of the Licensed IP or the Licensed Back IP, except as permitted by the process set forth in Section 10.3 of this License Agreement or the process set forth in Section 10.1(b) of the Master Agreement.  In the event that Licensor sells the entirety of its JV Company Shares, as that term is defined in the Master Agreement, then the Licenses shall become non-exclusive one year after the date of Licensor’s sale of its JV Company Shares.

3.5         Manufacturers, Distributors. The “have made” and “have sold” rights granted to Licensee under the Licenses include the grant of rights for any Third Party manufacturer or distributor in connection with contract manufacturing and/or distribution agreements that, in each case, contemplates manufacturing and/or distribution, as applicable, of Licensed Products (as a full system or a module thereof) for, or on behalf of, (A) Licensee or an Affiliate of Licensee using Licensor’s or Licensee’s branding (so long as Licensee or its Affiliate controls, directly or indirectly (including by contract), the design or distribution of such Licensed Product, and the agreement with the Third Party manufacturer or distributor includes the restrictions that apply to Licensee’s manufacturing and distribution under this License Agreement) or (B) such Third Party manufacturer or distributor for the Licensed Products it manufactures or distributes (so long as Licensee or its Affiliate controls, directly or indirectly (including by contract), the design or distribution of such Licensed Product, and the agreement with the Third Party manufacturer or distributor includes the restrictions that apply to Licensee’s manufacturing and distribution under this License Agreement).

3.6         Customers. Licensor covenants not to assert any Licensed IP against any purchaser of a module containing any Licensed Product (including any Third Party that purchases from Licensee or an Affiliate of Licensee) in connection with such purchaser’s incorporation of such module into another product and the related manufacturing, distribution, sale and use of such product (so long as Licensee or its Affiliate controls, directly or indirectly (including by contract), the design or distribution of such Licensed Product, and the agreement with the purchaser includes, subject to applicable law, the restrictions that apply to Licensee’s manufacturing, distribution, sale and use under this License Agreement).  Notwithstanding the foregoing, Licensee need not use more than reasonable commercial efforts to include the restrictions that apply to Licensee’s manufacturing, distribution, sale and use under this License Agreement in the agreement with the purchaser, and Licensor makes no covenant with respect to any purchaser lacking such terms from their agreement with Licensee.

3.7         Sublicenses. Restrictions.

(a)         Licensee Affiliates. Subject to the terms and conditions set forth in this License Agreement, Licensee may, with Licensor’s advance written consent, grant sublicenses of any or all of the Licenses to any Affiliate of Licensee.  To the extent Licensee grants a sublicense of any or all of the Licenses to any Affiliate of Licensee, such Affiliate shall have the right to exercise said licenses in the same manner as Licensee is allowed to under this License Agreement.

(b)         Source Code.  Subject to the terms and conditions hereof, Licensee may, with Licensor’s advance written consent, sublicense the rights granted to Licensee under Section 3.3(a) to (i) end users of the Licensed Software solely for purposes of maintaining the Licensed Software in the event that Licensee is unable to do so, (ii) software escrow agents holding the applicable Source Code for the benefit of the end users described in the foregoing clause (i), and (iii) contractors of Licensee or its Affiliates solely as necessary for such contractors to perform services on behalf of Licensee or its Affiliates.

(c)         General.  All sublicenses granted by Licensee shall be no less protective in all material respects of the Licensed IP than the terms and conditions of this License Agreement or shall be null and void.  Within 30 days of the end of each calendar quarter, Licensee shall provide Licensor with a written report listing each new sublicensee to which it has sublicensed rights the Licenses.

(d)         No Sublicenses Granted to Licensor Competitors.  Notwithstanding anything herein, Licensee will not grant any sublicense or rights to any of the rights or licenses granted herein to any of the following entities or any successor or assign of any of the following entities:  Ballard, UTC Power, Nuvera Fuel Cells, Hydrogenics, Relion, Altergy, Nedstack, Proton Motor, H2 Logic, Intelligent Energy, Oorja, Protonix, Ultra-cell, HyGear, Fuel Cell Energy, or DanTherm.  Licensor may add a competitor to Licensor to the immediately foregoing sentence by issuing notice of such amendment to Licensee in accord with Section 15.2.  The restriction set forth in this Section 3.7(d) shall not apply in the event that any such entity becomes an Affiliate of Licensee.

3.8        Reservations; Restrictions.

(a)          Except as expressly set forth herein, Licensor reserves all right, title and interest in the Licensed IP.  Licensee shall not exercise any of the Licensed IP outside of the Field or outside of the Territory nor knowingly sell, transfer or otherwise provide, directly or indirectly, the Licensed Products for use or sale outside of the Field or outside of the Territory.

(b)         Licensee explicitly acknowledges the personal nature of the licenses granted herein, and that Licensor would not have entered into this Agreement with any other party.

3.9         License Back. Subject to any restrictions imposed by the H2E Collaboration Program and the Master Agreement, Licensee hereby grants and agrees to grant to Licensor and its Affiliates a non-exclusive, worldwide (except in the Territory, subject to Section 3.4), non-terminable, royalty-free, fully paid-up, irrevocable, non-transferable (except as expressly permitted by Section 15.6) and sublicensable (through multiple tiers) right and license under the Licensed Back IP, only in the Field, to make, have made on Licensor’s behalf, use, sell, have sold on Licensor’s behalf, offer for sale, have offered for sale on Licensor’s behalf, import, have imported on Licensor’s behalf, reproduce, display, distribute, modify, create derivative works, perform, or to have such acts performed for the benefit of Licensor, products and services that would otherwise infringe the Licensed Back IP and to otherwise operate the Licensor’s and Affiliates’ business in the Field. For the avoidance of doubt, Licensor and its Affiliates shall be prohibited from exercising this license right within the Territory during the term of the License Agreement except as permitted in Section 3.4.  The Parties agree to negotiate in good faith for any license outside the Field

3.10      License to Axane. Subject to any restrictions imposed by the H2E Collaboration Program and the Master Agreement, Licensee hereby grants and agrees to grant to Axane and its Affiliates a non-exclusive, non-terminable, royalty-free, fully paid-up, irrevocable, non-transferable and sublicensable (through multiple tiers) right and license under the Licensed Back IP, only in the Field and only in the Territory, to make, have made on Axane’s behalf, use, sell, have sold on Axane’s behalf, offer for sale, have offered for sale on Axane’s behalf, import, have imported on Axane’s behalf, reproduce, display, distribute, modify, create derivative works, perform, or to have such acts performed for the benefit of Axane, products and services that would otherwise infringe the Licensed Back IP, said right and license not to be effective unless and until Licensee ceases to exist as an entity, unless the Licensee is liquidated further to Article 10.5 of the Master Agreement in which case said right and license shall not be effective before the expiration of the three (3) year period as provided for in Article 10.5(g) of the Master Agreement.

4.          Transfer of Copies of Licensed IP.  Within one hundred twenty (120) days after the Effective Date, Licensor shall transfer or make reasonably available to Licensee copies of all documents and materials owned by Licensor that document, describe or embody the Licensed IP or the subject matter of the Licensed IP sufficient to permit Licensee to exercise its rights hereunder with respect to use of the Licensed IP.  The Parties will agree to a schedule of in-person meetings or teleconferences as may be reasonably necessary to effect the transfer of the Licensed IP within one hundred twenty (120) days of the Effective Date.  From time to time during the Term, promptly after the development or acquisition by Licensor of new Licensed IP that was not previously disclosed to Licensee, Licensor shall transfer or make reasonably available to Licensee copies of documents and materials owned by Licensor that document, describe or embody such new Licensed IP or the subject matter of such new Licensed IP sufficient to permit Licensee to exercise its rights hereunder with respect to use of such new Licensed IP.  From time to time during the Term, promptly after the development or acquisition by Licensee of new Licensed Back IP that was not previously disclosed to Licensor, Licensee shall transfer or make reasonably available to Licensor copies of documents and materials owned by Licensee that document, describe or embody such new Licensed Back IP or the subject matter of such new Licensed Back IP sufficient to permit Licensor to exercise its rights hereunder with respect to use of such new Licensed Back IP.

5.          Patent Marking. Licensor shall supply Licensee with a form of patent notice complying with applicable law with which Licensee shall mark the Licensed Products, and Licensor shall bear responsibility for any deficiencies in the supplied notice.  Licensee shall require Third Party manufacturers to mark all Licensed Products with the form of patent notice. In the event that a Licensed Product cannot be marked itself, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation, either electronic or paper, as appropriate to the extent required by applicable law.

6.           Filing, Prosecution, and Maintenance of Licensed IP.

6.1         Licensor’s Rights.  Licensor, by counsel it so chooses, has the first right, but not the obligation, to file, prosecute and maintain with any Patent Office or any Copyright Office, at its sole expense, the Licensed IP, in its own name and in countries designated by it at its sole discretion.  Licensor shall cause its patent counsel to provide Licensee with a list of the countries in which it has filed and/or intends to file applications.  Such list shall be provided to Licensee at least sixty (60) days prior to the expiration of the corresponding United States (or, if applicable, Patent Cooperation Treaty) priority date to allow Licensee to suggest that additional countries be added to the list or that one or more countries be deleted from the list.  Licensor agrees to file applications, at its sole cost and expense, in the additional countries requested by Licensee unless it otherwise notifies Licensee under this Section 6.1 no less than thirty (30) days prior to the expiration of the corresponding priority date or within fifteen (15) days of Licensor’s receipt of any such suggested additions from Licensee, whichever is closer to the expiration of the corresponding priority date.

6.2           Licensee’s Rights.  If Licensor has decided not to exercise its rights in Section 6.1 above, then Licensor shall give written notice to Licensee of its determination not to file an application for and/or cease prosecution and/or maintenance of Licensed IP on a country by country basis. Following such notice, or if Licensor fails to provide any notice and fails to act in a timely manner such that there is a material risk that the deadline to pursue such Licensed IP will not otherwise be met, Licensee shall have the right, in its sole discretion, to file an application for, and/or continue prosecution and/or maintenance of such Licensed IP at its own expense (“Licensee Prosecution Controlled IP”), provided that Licensor has failed to act in a timely manner, Licensee provides Licensor with written notice that Licensee intends to assume responsibility for such Licensed IP and Licensor does not respond or timely act with respect to the Licensed IP.  Licensor shall maintain all of the Licensed IP, at its sole expense, unless it provides Licensee with such written notice of Licensor’s intent not to do so no less than sixty (60) days before any corresponding nominal deadline for incurring an expense or otherwise taking a necessary action to maintain such Licensed IP. If Licensor provides notice that it will not maintain any Licensed IP, or if Licensor fails to provide any notice and fails to act in a timely manner such that there is a material risk that the deadline to maintain such Licensed IP will not otherwise be met, Licensee shall have the right to prosecute and maintain such Licensed IP, provided that Licensor has failed to act in a timely manner, Licensee provides Licensor with written notice that Licensee intends to assume responsibility for such Licensed IP and Licensor does not respond or timely act with respect to the Licensed IP. If Licensee elects to file an application for and/or continue prosecution and/or maintenance of any such Licensee Prosecution Controlled IP, Licensor shall cooperate with Licensee at Licensee’s expense as may be reasonably necessary in a timely manner for Licensee to perform any filing, prosecution or maintenance of any Licensee Prosecution Controlled IP.  Licensor shall promptly assign, or caused to be assigned, to Licensee all of Licensor’s right, title, and interest to any Licensee Prosecution Controlled IP, and Licensor shall deliver to Licensee a suitable written assignment document confirming this assignment of the Licensee Prosecution Controlled IP within thirty (30) days of Licensee electing to file an application, continue prosecution, and/or maintain such portion of the Licensed IP as provided for in this Section 6.2; provided that Licensor’s obligation to so assign its rights in and to the Licensee Prosecution Controlled IP is conditioned upon Licensee granting Licensor a worldwide (except in the Territory, subject to Section 3.4), non-terminable, royalty-free, fully paid up, non-exclusive, irrevocable, non-transferable (except as expressly permitted by Section 15.6), sublicensable (through multiple tiers) right and license to make, have made, use, sell, have sold, offer for sale, have offered for sale, import and have imported products and services which embody any of the Licensee Prosecution Controlled IP, and the right to practice or have practiced the methods claimed in such Licensee Prosecution Controlled IP.  Upon any of the Licensed IP becoming Licensee Prosecution Controlled IP, the Parties’ respective first and second rights to control any proceeding or enforcement action, as set forth in Sections 7 and 8 of this License Agreement, shall be reversed so that the first right belongs to Licensee.

6.3          Cooperation.  In connection with the prosecution and/or maintenance of Licensed IP in accordance with Sections 6.1 or 6.2 set forth above, the Party controlling such prosecution or maintenance shall keep the other Party informed of developments in any such prosecution or maintenance.

6.4          Patent Term Restoration, Extension or Adjustment.  The Parties shall cooperate with each other, including without limitation to provide, at the other Party’s cost, necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration, extension or adjustment certificates or their equivalents in any country where applicable to the Licensed Patents.  The Party responsible for prosecuting a patent application included in the Licensed Patents shall apply promptly for such patent term restoration, extension, or adjustment or their foreign equivalents.  In the event that elections with respect to obtaining such patent term restoration, extension or adjustment are to be made with respect to Licensed Patents, Licensor shall have the right to make the election and Licensee agrees to abide by such election.

7.            Interference, Opposition, Reexamination, and Reissue.

7.1          Parties’ Rights.  Each Party shall, within thirty (30) days after learning of such event, inform the other Party of any request for, or filing or declaration of, any interference proceeding, opposition, reexamination or reissue related to any Patent included in the Licensed IP.  The Parties shall consult and cooperate fully to determine a course of action with respect to any such proceeding.

(a)         Licensor’s Rights.  Licensor shall have the first right, but not the obligation, under its own control and at its own expense, to prosecute and/or defend any such interference proceeding, opposition, reexamination or reissue related to any Patent included in the Licensed IP.  Licensee shall reasonably assist Licensor in this regard at Licensor’s request.

(b)         Licensee’s Rights.  Should Licensor elect not to prosecute and/or defend any such interference proceeding, opposition, reexamination or reissue related to any Patent included in the Licensed IP, it shall provide Licensee with written notice of this decision no later than fifteen (15) days before any deadline for making an appearance, filing a document, or otherwise taking a necessary step to initiate or continue such interference proceeding, opposition, reexamination or reissue.  For any such interference proceeding, opposition, reexamination or reissue, Licensee shall have the right, but not the obligation, to undertake at its own control and expense the prosecution and/or defense, including doing so in Licensor’s name.  Should Licensee so elect to undertake the prosecution and/or defense, then the Patent shall become part of the Licensee Prosecution Controlled IP provided for in Section 6.  Licensor agrees to provide reasonable assistance to Licensee at Licensee’s request.

7.2        Cooperation.  At the expense of Licensor, the Parties shall cooperate fully with respect to any such action or proceeding, including to the extent permissible by law, providing each other with any information or assistance that either may reasonably request relating to the status of, or developments in, any such action or proceeding or any negotiation related thereto.

8.          Enforcement and Defense.

8.1        Infringement by Third Party.

(a)           Notice of Infringement. Each Party shall provide written notice to the other Party promptly after becoming aware of any infringement of the Licensed IP, or any declaratory judgment action or any other action or proceeding alleging invalidity, unenforceability or non-infringement of the Licensed IP (other than interferences, oppositions, reissue proceedings and re-examinations with respect thereto, which are addressed in Section 7) that may come to their attention.

(b)           Licensor’s Rights.  Licensor shall have the first right, but not the obligation, under its own control and at its own expense, to prosecute any third party infringement of the Licensed IP or to defend the Licensed IP in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Licensed IP.  Licensor may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of Licensee, provided that such settlement, consent judgment, or other voluntary final disposition does not require the payment of any consideration by Licensee or any admission by Licensee, and does not adversely affect Licensee’s rights under the Licenses, in which case Licensee’s prior written consent shall be required, such consent not to be unreasonably withheld or delayed.  Licensee shall, at Licensor’s request and expense, reasonably assist Licensor in any action or proceeding being defended or prosecuted.  Licensee will have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement.

(c)           Licensee’s Rights.  If Licensor, after notice from Licensee of an alleged infringement or misappropriation of the Licensed IP in the Territory, fails within ninety (90) days to institute proceedings, Licensee, in its own name (or, if required by law, in its and Licensor’s name) and at its own expense, may sue thereof. Licensor shall, but at Licensee’s expense for Licensor’s justified direct associated expenses, fully and promptly cooperate and assist Licensee in connection with any such proceedings, including appearing as a party in any such proceeding to the extent that Licensor is a necessary party or otherwise required to appear. Licensee may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of Licensor, provided that settlement, consent judgment, or other voluntary final disposition does not require the payment of any consideration by Licensor or any admission by Licensor, and does not adversely affect Licensor’s rights in the Licensed IP, in which case Licensor’s prior written consent shall be required, such consent not to be unreasonably withheld or delayed.

9.        Representations and Warranties.

9.1      Licensee.  Licensee hereby represents and warrants to Licensor that as of the Effective Date:

(a)          All corporate action on the part of Licensee and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken.

(b)          This License Agreement is the legal, valid and binding obligation of Licensee, enforceable against it in accordance with its terms.

(c)          Neither the execution and delivery of this License Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of any contract or any other obligation to which Licensee is a party or under which Licensee is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any governmental authority against, or affecting or binding upon, Licensee or upon the assets, property or business of Licensee, or (iii) constitute a violation by Licensee of any applicable Law of any jurisdiction as such Law relates to Licensee or to the property or business of Licensee.

9.2       Disclaimers.

(a)           LICENSOR SHALL HAVE NO LIABILITY TO LICENSEE FOR ANY INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY PATENT, PATENT APPLICATION OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED BY ANY THIRD PARTY ARISING OUT OF THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS OR THE LICENSED SOFTWARE BY LICENSEE.  LICENSEE SHALL HAVE NO LIABILITY TO LICENSOR FOR ANY INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY PATENT, PATENT APPLICATION OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED BY ANY THIRD PARTY ARISING OUT OF THE MANUFACTURE, SALE OR USE OF ANY PRODUCTS OR SERVICES UNDER THE LICENSED BACK IP BY LICENSOR.  EACH PARTY MAY, IN ITS SOLE DISCRETION, CHOOSE TO ASSIST THE OTHER PARTY IN THE DEFENSE OF ANY CLAIMS BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF THE LICENSED IP OR THE LICENSED BACK IP, AS THE CASE MAY BE.

(b)           EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN OR WITHIN THE MASTER AND SHAREHOLDER AGREEMENT, IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT THE LICENSED IP AND ANY LICENSES GRANTED BY LICENSOR TO LICENSEE ARE PROVIDED UNDER THIS LICENSE AGREEMENT “AS IS” AND MAY CONTAIN DEFICIENCIES AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 9.1 OF THIS LICENSE AGREEMENT OR WITHIN THE MASTER AND SHAREHOLDER AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT TO LICENSEE REGARDING THE USE OR PERFORMANCE OF OR NON INFRINGEMENT BY SUCH LICENSED IP, OR LICENSED RIGHTS.  EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT THE LICENSED BACK IP AND THE LICENSE GRANTED BY LICENSEE TO LICENSOR ARE PROVIDED UNDER THIS LICENSE AGREEMENT “AS IS” AND MAY CONTAIN DEFICIENCIES AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 9.2 OF THIS LICENSE AGREEMENT, LICENSEE MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT TO LICENSOR REGARDING THE USE OR PERFORMANCE OF OR NON-INFRINGEMENT BY SUCH LICENSED BACK IP.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES BY EACH PARTY AS SET FORTH IN SECTION 9.1 ABOVE OR WITHIN THE MASTER AND SHAREHOLDER AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT AND DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, AND NONINFRINGEMENT.

10.        Term & Termination.

10.1      This License Agreement shall remain in effect in accordance with its terms for an initial period commencing on the Effective Date and ending on June 30, 2013.  The term of this License Agreement shall automatically extend, without any required formalities whatsoever, on the date of payment by Axane of the EUR 2,200,000 cash contribution provided in Section 3.1.2(b) of the Master Agreement, until February 28, 2014.  The term of this License Agreement shall automatically extend, without any required formalities whatsoever, on the date of payment by Axane of the EUR 1,500,000 cash contribution provided in Section 3.1.2(c) of the Master Agreement until the later of (a) the expiration of the last-to-expire Licensed Patent, (b) the expiration of the last-to-expire Licensed Copyrights, (c) the date on which none of the subject matter of the Licensed Know-How is deemed a trade secret under applicable trade secret Law or (d) the date that is 99 years from the Effective Date.  If Axane transfers all or part of its commitment to complete the cash contributions mentioned in this section in accordance with the Master Agreement, then the provisions of this Section 10 referring to Axane shall be deemed to make reference to the transferee of such commitment.

10.2       In case of failure by Axane to make any of the above contributions to Licensee on the above due dates, this License Agreement shall terminate if at the end of the thirty (30) period following a written demand thereof by Licensor to Axane, Axane does not cure such failure.  For the avoidance of doubt, this License Agreement shall not be terminable for any other reason as under this Section 10.2.

10.3       In recognition of the personal characteristics (“intuitu personae”) of this Agreement and the licenses granted hereunder, the Parties hereby acknowledge that the exclusive Licenses will automatically convert into non-exclusive licenses and, at Licensor’s option, that Licensor may terminate this License Agreement in whole or in part by written notice to Licensee in the event of the occurrence of any of the following: (i) if Licensee makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or arrangement under French bankruptcy laws (sauvegarde, redressement ou liquidation judiciaire), if a petition in bankruptcy is filed against Licensee and is not dismissed within 30 days after the filing, if a receiver or trustee (administrateur, mandataire ou liquidateur) is appointed for all or any part of the property or assets of Licensee; or (ii) if the Licensee entity is dissolved in compliance with the terms of the Master Agreement.

10.4       The expiry or termination of this License Agreement shall result in the immediate termination of the licenses specified in Sections 3.1–3.3.  The provisions of Section 3.10 and Article 11 shall survive any expiration or termination of this License Agreement. Notwithstanding the foregoing, the Parties expressly confirm that the Licensee and/or its Sublicensees retain the right, after the termination or expiration of this Agreement for whatever reason, to exercise the said licenses:

-    for a period of one (1) year from the termination, for the purpose of selling the inventory of Licensed Product existing at the date of termination and/or,

-    for a period of one (1) year from the termination, to the full extent necessary for the manufacture, supply and sales of the Licensed Product, provided that the Licensee and/or its Sublicensees is (are) contractually committed towards (a) Third-party customer(s) to supply the Licensed Product after the termination of this Agreement.

11.       Confidentiality.

11.1     Confidentiality Obligation.  Except as provided for herein, the Receiving Party agrees that at all times during the term of this License Agreement and during a period of ten (10) years following expiration or termination of this License Agreement, it will not (a) use any Confidential Information in any way, for its own account or the account of any Third Party, except for the exercise of its rights and performance of its obligations under this License Agreement, or (b) disclose any Confidential Information to any Person, other than furnishing such Confidential Information to (i) its employees or Third Parties (including Licensee’s customers) who are reasonably required to have access to the Confidential Information in connection with the exercise of its rights and performance of its obligations under this License Agreement and (ii) its legal and internal and independent accounting advisors and representatives (the “Representatives”), provided, that any Person receiving such disclosure from a party hereto shall be advised of the Receiving Party’s obligations hereunder and shall be bound by written confidentiality agreements with respect to such Confidential Information no less onerous than those set forth in this License Agreement or, in the case of Representatives, ethical duties respecting such Confidential Information in accordance with the terms of this Section 11.  The Receiving Party agrees that it will not allow any unauthorized Person (including any Third Party having access to or co-located with the Receiving Party’s facilities) access to the Disclosing Party’s Confidential Information, and that the Receiving Party will take all action reasonably necessary to protect the confidentiality of such Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of such Confidential Information.  Each Party will protect such Confidential Information from unauthorized use, access or disclosure with the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own Confidential Information.

11.2        Disclosures Required by Law.  In the event that the Receiving Party is required by law to make any disclosure of any of Disclosing Party’s Confidential Information, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Disclosing Party in seeking to obtain such protection.  The Receiving Party may disclose Confidential Information to the extent that such disclosure is: (a) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order; or (b) otherwise required by law or regulation, in the opinion of outside legal counsel to the Receiving Party, which shall be provided to the Disclosing Party at least 24 hours prior to the Receiving Party’s disclosure of the Confidential Information pursuant to this Section 11. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the extent that such disclosure is made to any Governmental Authority as required in connection with any filing, application or request for any regulatory approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, including without limitation, prior written notice to the Disclosing Party of such disclosure.

11.3        Effects of Termination.  Upon expiration or termination of this License Agreement, each Party shall return to the other Party all Confidential Information received from the other Party, including all copies thereof, or, with such other Party’s written consent, destroy all such Confidential Information.  Notwithstanding the preceding provision, a Receiving Party may retain one archival copy of all such Confidential Information in order to document such Confidential Information that was in the Receiving Party’s possession.  All use of such Confidential Information by a Party shall cease on such termination or request for return.  At the Disclosing Party’s option, the Receiving Party shall also provide written certification of its compliance with this Section 11.3.

12.         Limitations.

12.1       THE PARTIES HERETO AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION IN THIS LICENSE AGREEMENT, EXCEPT FOR (A) LICENSEE’S BREACH OF SECTION 3 (LICENSE GRANTS) AND (B) EITHER PARTY’S BREACH OF SECTION 11 (CONFIDENTIALITY) ABOVE, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2        EXCEPT TO THE EXTENT THAT LIABILITY ARISES OUT OF EITHER PARTY’S BREACH OF SECTIONS 3.1 TO 3.3 (LICENSE GRANTS) OR SECTION 11 (CONFIDENTIALITY) ABOVE, EACH PARTY’S LIABILITY FOR DAMAGES HEREUNDER, WHETHER IN AN ACTION IN NEGLIGENCE, CONTRACT OR TORT OR BASED ON A WARRANTY, SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO FOUR AND ONE HALF MILLION EUROS (€4,500,000).

12.3         Notwithstanding anything to the contrary in this License Agreement, the limitations set forth in this Section 12 shall not apply with respect to fraud, intentional misrepresentation, or willful breach or misconduct.

13.        Injunctive Relief; Costs of Actions.

Notwithstanding anything to the contrary contained in this License Agreement, each of the Parties hereto acknowledges and agrees that a breach by it of any of the provisions of this License Agreement would cause irreparable injury to the other Party which would not be adequately compensated by money damages.  Accordingly, in addition to any and all other rights and remedies existing, the other Party and/or its successors or assigns shall be entitled to obtain an injunction, specific performance or other appropriate equitable relief upon application to any court of competent jurisdiction in order to enforce or prevent any breach or threatened breach of this License Agreement, in each case without the requirement of posting a bond or proving actual damages.  The prevailing Party in any legal action brought by one Party against the other arising out of this License Agreement, will be entitled, in addition to any other rights it may have, to reimbursement of its costs and expenses associated with such legal action, including court costs and reasonable attorneys’ fees.

14.        Bankruptcy.

14.1      The Parties expressly acknowledge and agree that the subject matter of this Agreement, including the rights licensed to Licensor and Licensee hereunder, are unique and irreplaceable, and that the loss thereof cannot adequately be remedied by an award of monetary compensation or damages.  In the event that this Agreement or the licenses granted pursuant to Section 3 should ever become subject to future United States bankruptcy proceedings, all rights and licenses granted to either Party pursuant to this Agreement (including rights granted under the licenses in Section 3, and the related rights to receive technical material, and respecting the prosecution, maintenance and enforcement of Licensed IP) are, and shall otherwise be deemed to be, licenses of rights to and respecting "intellectual property" and "embodiment[s]" of "intellectual property" for purposes of Section 365(n) and as defined in Section 101(35A) of the U.S. Bankruptcy Code.  Either Party, as a licensee of such rights, may elect to retain and fully exercise all of its rights and elections under Section 365(n) of the Bankruptcy Code, including its retention of all its rights as licensee hereunder, notwithstanding the rejection of this Agreement by the other Party as debtor in possession, or a trustee or similar functionary in bankruptcy acting on behalf of the debtor's estate.  In the event that any such future proceeding shall be instituted by or against the licensing Party or any of its Affiliates seeking to adjudicate it bankrupt, or insolvent, or seeking liquidation, winding up, insolvency or reorganization, or relief of debtors, or seeking an entry of an order of relief, or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each, a “Bankruptcy Event”), then the licensee Party shall have the right to retain and enforce its rights under this Agreement (including its licenses under Section 3) as provided under Section 365(n) of the Bankruptcy Code. The Parties acknowledge that the licenses granted under Section 3 are executory contracts subject to the provisions of Section 365 of the Bankruptcy Code.

14.2         In the event that this Agreement or the licenses granted hereunder should ever become subject to future United States bankruptcy proceedings, the licensing Party hereby agrees to waive the provisions of Section 365(c) of the Bankruptcy Code and applicable non-bankruptcy law to the extent such law could operate to prevent the licensee Party, as a debtor in United States bankruptcy cases and in its capacity as a licensee of intellectual property, from assuming the licenses granted hereunder.  The licensing Party hereby irrevocably consents to the assumption of the licensee Party’s license by the licensee Party and any permitted sublicenses granted hereunder by the licensee Party and any permitted assignments or transfers made by the licensee Party notwithstanding any Bankruptcy Event of the licensee Party and the provisions of Section 365(c) of the Bankruptcy Code and applicable non-bankruptcy law to the extent such law could operate to restrict assumption or assignment of the licensee Party’s license.

15.           Miscellaneous Provisions.

15.1        Recordation of Notice of License Agreement.  If Licensee elects to record a notice of this License Agreement with the any Patent Office in the Territory, Licensor will, at the cost and expense of Licensee, render all necessary assistance to Licensee to record such notice and to obtain all necessary governmental approvals with the relevant authorities for the recordation of such notice.  The Parties shall agree on the contents of such notice in advance of its recordation.  For clarity, the notice shall not include any Confidential Information of either Party, including but not limited to the contents of the Schedules attached hereto.

15.2       Notices.  Any notice, request, demand, other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (b) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (c) if sent by registered or certified mail, upon the sooner of receipt or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices will be sent to the addresses set forth below or to such other address as such Party may designate by notice to each other Party hereunder:

If to Licensor:

Plug Power Inc.

968 Albany Shaker Road

Latham, New York 12110

Attention: Gerard L. Conway, Jr.

Facsimile No.: 518.782.7884

E-mail: gerard_conway@plugpower.com

With a copy to (copy does not constitute notice):

Goodwin Procter LLP

53 State Street, Exchange Place

Boston, MA 02109-2802

Attention: Robert P. Whalen Jr.

Facsimile No: 617.523.1231

E-mail: rwhalen@goodwinprocter.com

If to Licensee:

Hypulsion

6 rue Cognacq Jay

75007 Paris

France

Attention: President

Facsimile: 00.33.1.34.21.31.94

E-mail: Luc.Vandewalle @airliquide.com

With a copy to (copy does not constitute notice):

Dechert (Paris) LLP

32, rue de Monceau

75008 Paris

Attention: Ermine Bolot

Fax: 00.33.1.57.57.80.81

Email: ermine.bolot@dechert.com

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representative.

15.3      Captions and Gender.  The captions in this License Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this License Agreement of the masculine pronoun in reference to a Party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

15.4      Parties in Interest.  Nothing in this License Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this License Agreement.

15.5      Governing Law; Consent to Jurisdiction.

(a)        All questions concerning the construction, validity and interpretation of this License Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than those provisions governing conflicts of law.

(b)        The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this License Agreement promptly by negotiation between executives who have authority to settle the controversy.  Each Party may give to the other written notice of any dispute not resolved in the normal course of business.  Within thirty (30) days after delivery of such notice, the receiving Party shall submit to the other a written response.  The notice and the response shall include a statement of each Party’s position, a summary of arguments supporting that position and the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.  Within thirty (30) days after delivery of the disputing Party’s notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this Section 15.5 are confidential and shall be treated as aimed exclusively at finding a compromise and an amicable solution, but without this being regarded as an admission of liability of whatsoever nature. If the dispute cannot be settled through negotiation within thirty (30) days of the initial meeting of the executives provided for above, then Section 15.5(c) applies.

(c)        Any dispute arising out of or relating to this Agreement or resulting therefrom that has not been resolved pursuant to Section 15.5(b) shall be subject to arbitration by one or more arbitrators in accordance with the ICC arbitration rules. Arbitration shall take place in Geneva, Switzerland. The arbitration shall be conducted in the English language. Any award rendered by the arbitrators shall be final and binding upon the Parties.  Judgment upon the award may be entered into any court of record of competent jurisdiction.  Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys’ fees) against the other Party.

(d)        Nothing contained in this Section 15.5 shall prevent the Parties from settling any dispute by mutual agreement at any time.

(e)        As an exception to the above if any dispute arises in connection with this Agreement in the context of a more global dispute between the Parties and Axane under the Master Agreement which is subject to an ICC arbitration procedure, the Parties agree to submit their dispute relating to this License Agreement to the same arbitration panel as the one designated in the context of the arbitration under the Master Agreement.

(f)         Nothing contained in this Section 15.5 shall prevent either Party from immediately pursuing any claim of infringement or misappropriation against any Third Party.

15.6      Assignment.  In recognition of the personal characteristics (“intuitu personae”) of this License Agreement and the licenses granted hereunder, the Parties hereby acknowledge that this License Agreement may not be assigned or transferred without the consent of both Parties, which shall constitute a permitted assignment. In the case of any such permitted assignment, the assignee assumes all responsibilities under this License Agreement.  This License Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.  For clarity, and in accord with Section 10.3, this License Agreement shall automatically terminate, and shall not be transferred or assigned if the Licensee entity dissolves.

15.7       Publicity and Disclosures.  Any publication of any press release or other announcement or disclosure (including, without limitation, any such announcement or disclosure to employees or customers of Licensor) with respect to this License Agreement or the transactions contemplated hereby shall be mutually agreed upon, which agreement will not be unreasonably withheld or delayed.

15.8       Severability.  If any term or other provision of this License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this License Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

15.9       Relationship Between Parties.  The relationship between the Parties created under this License Agreement is that of independent contractors.  With respect to the relationship created under this License Agreement, the Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting Parties, and neither Party shall have the power to bind or obligate the other in any manner.

15.10     Entire Agreement.  This License Agreement, including the Schedules hereto, and the documents referred to herein, together with the Master and Shareholder Agreement, contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

15.11    Amendments and Waiver.  This License Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties hereto, or, in the case of a waiver, the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

15.12    Counterparts.  This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have caused this License Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

February 29, 2012	Hypulsion /s/ Mr. Luc Vandewalle By: Mr. Luc Vandewalle
February 29, 2012	Plug Power, Inc. /s/ Mr. Gerard L. Conway, Jr. By: Mr. Gerard L. Conway, Jr.